SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 5, 2004

VOXWARE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21403	36-3934824
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

168 Franklin Corner Road, Lawrenceville, New Jersey	08648
(Address of Principal Executive Offices)	(Zip Code)

(609) 514-4100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.	Other Events and Required FD Disclosure.

On May 5, 2004, Voxware, Inc. (the “Company”) announced that it entered into definitive agreements with certain accredited investors in connection with a private placement of the Company’s Series D Preferred Stock, raising gross proceeds to the Company of approximately $2 million.

Pursuant to the Purchase Agreement, the Company has issued and sold an aggregate of 136,730,000 shares of Series D Preferred Stock at a purchase price of $0.015 per share for aggregate gross proceeds to the Company of $2,050,950. The shares of Series D Preferred Stock have a 7% dividend payable in cash or equity, and are convertible into Voxware common stock at an initial conversion ratio of one share of common stock for each share of Series D Convertible Preferred Stock.

It is anticipated that the net proceeds from the financing will be used for sales and marketing initiatives, research and development activities, general corporate administration and overhead expenses, and repayment of debt.

The Company is required to register for resale by the investors the common stock issuable upon conversion of the Series D Convertible Preferred Stock under the Securities Act of 1933, as amended. In connection with the financing, the Company has also agreed to execute Amendment No. 1 to Investor Rights Agreement and Amendment No. 1 to Stockholders Agreement.

A copy of each of the Series D Preferred Stock Purchase Agreement, Amendment No. 1 to Investor Rights Agreement, Amendment No. 1 to Stockholders Agreement, the Certificate of Amendment to the Certificate of Incorporation and the related press release of the Company, dated May 5, 2004, are filed herewith as exhibits, and are incorporated herein by reference. The foregoing description of the issuance of Series D Preferred Stock by the Company is qualified in its entirety by reference to such exhibits.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Voxware, Inc.

10.1	Series D Convertible Preferred Stock Purchase Agreement by and among Voxware, Inc. and the Purchasers listed on the signature pages thereto, dated as of April 30, 2004.

10.2	Amendment No. 1 to Investor Rights Agreement by and between Voxware, Inc. and the Investors listed on the signature pages thereto.

10.3	Amendment No. 1 to Stockholders Agreement by and between Voxware, Inc. and the Holders and Investors listed on Schedule 1 thereto.

99.1	Press Release, dated May 5, 2004, announcing the Series D Preferred Stock Financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VOXWARE, INC.

By:	/s/ Thomas J. Drury, Jr.

Thomas J. Drury, Jr. President and Chief Executive Officer

Dated: May 7, 2004